Exhibit 10.1(c)

THIS SUBLEASE, entered into at 37-02 Main St., Queens, NY 11354, as of this 30th day of March, 2004 by and between **FUTURAMA HOME FURNITURE OF QUEENS, INC.**, a New York business corporation (**"Sublandlord"**), and **GENKING, LLC**, a New York limited liability company (**"Subtenant"**).

WITNESSETH:

IN CONSIDERATION of mutual covenants hereinafter contained, and each act performed hereunder by either of the parties, Sublandlord and Subtenant agree as follows:

I. BASIC SUBLEASE PROVISIONS

A. This Article I is an integral part of this Sublease and all of the terms hereof are incorporated into this Sublease in all respects. In addition to the other provisions which are elsewhere defined in this Sublease, the following, whenever used in this Sublease, shall have the meanings set forth in this Article 1:

1. **Subject Building**: All references in this Sublease to Premises, Demised Premises, Building or any combination thereof shall mean the entire Building known as and located at 37-02 Main Street, Flushing, NY. and 135-28 37 Ave., Flushing, NY. whose Block and Lot numbers are 4-4974-27 and 4-4974-22 respectively.

2. **Premises**: Approximately 96,000 +/- square feet of gross floor area contained within the subject Building (including approximately 23,000 +/- below street level), plus the entire roof area, plus the existing parking space of approximately 3,000 +/- square feet (which may be included in the 96,000 +/- square feet), all as designated and more particularly described in Exhibit A (the "Description and Survey of Premises") attached hereto, (herein referred to as the "Demised Premises" or the "Premises") (See Article II).

3. **Subtenant's Trade Name**: Subtenant reserves the right to conduct business on the Premises under such trade name or names as it shall, from time to time, be lawfully authorized to use in the conduct of its business and operations.

4. **Permitted Use**: Restaurant, retail sales, hotel and such other businesses as Subtenant shall from time to time be lawfully permitted to engage in and conduct from the Premises, except that Subtenant

shall not be permitted to operate (either directly or through any sublease) a furniture business or a business whose primary operation competes directly with the business presently conducted by the Hong Kong Supermarket located at 37-11 Main Street, Flushing, NY. (See Article VIII below).

5. **Sublease Term**: THIRTY (30) SUBLEASE YEARS (Article III) as the same may not be extended pursuant to the terms of this Sublease.

6. **Rent Commencement Date**: Subject to the provisions of Article I(A)(14) below, payment of rent shall commence on the date on which Sublandlord delivers complete, exclusive and unencumbered possession of the Demised Premises to Subtenant in accordance with the provisions of Article VI(B) below (the "Sublease Possession Date"), which date is also sometimes hereinafter referred to as the "Rent Commencement Date." (See Articles I(A)(10), III and VI (B) below).

7 **Expiration Date**: THIRTY (30) SUBLEASE YEARS following the Rent Commencement Date (See Article III below).

8. **Minimum Rent during the Sublease Terms**: (See Article IV).

Sublease Year	Per Month	Per Year

9. **Option Term**: NO OPTION YEARS

10. **Delivery of Possession Date**: See Article VI(B) below.

11. **Required upon execution:** Upon the execution of this Sublease, the Subtenant shall deliver to the Sublandlord the Key Money, as described and set forth in Article I (A)(13) below.

12. **Real Estate Tax Charge**: (See Article V below). From and after the date on which Sublandlord delivers complete, exclusive and unencumbered possession of the Demised Premises to Subtenant, 100% of the total Real Estate Taxes, and any costs incurred by Sublandlord or Landlord in accordance with Article V below.

13. **<u>Key Money:</u>** As an inducement to the Sublandlord to execute this Sublease, to cease its existing business within the Demised Premises, and to vacate the subject building, it is hereby agreed by the Subtenant that, upon the execution of this Sublease, Subtenant will deliver to Sublandlord the sum of in certified funds (the "Key Money"). The Key Money shall not be credited to any Rent, Additional Rent, Security or any other obligations of Subtenant under this Sublease; but the receipt of said Key Money is subject to repayment to and recoupment by Subtenant in the manner and under the conditions specified in <u>Article VI(C)</u> below.

14. **<u>Rent Concession</u>**: The first year Minimum Rent (as defined in Article 1(A)(8) above) shall be abated by , it being understood and agreed that the payment of rent shall not commence until the Sublandlord has delivered complete, exclusive and unencumbered possession of the Demised Premises to the Subtenant in accordance with the provisions of <u>Article VI(B)</u> below; it being understood and agreed that, commencing on the date on which such possession of the Demised Premises has been delivered to Subtenant, Subtenant shall commence paying monthly Minimum Rent to Sublandlord at the initial rate of per month, the abated rate in effect during the first full year of this Sublease.

15. **<u>Advance Rent</u>**: On the date that the Sublandlord delivers complete, exclusive and unencumbered possession of the Demised Premises to the Subtenant in accordance with the provisions of <u>Article VI(B)</u> below, Subtenant shall deliver and pay to Sublandlord the sum of (herein the "Advance Rent"); and such Advance Rent shall be deemed to be in lieu of any rent security deposit hereunder, and may be used and applied by Sublandlord in accordance with the provisions of <u>Article XVII</u> below, and shall be returned to Subtenant at the end of the term of this Sublease in the manner and under the terms and provisions contained in said <u>Article XVII</u>.

16. **<u>Sublandlord's Notice Address</u>**:

[redacted]
c/o Messrs. King and Streisfeld
3000 Marcus Ave.
Suite 1-W7
Lake Success, NY 11042

and to such other addresses as the Sublandlord shall, from time to time, designate in writing.

17. **Subtenant's Notice Address**:

GENKING, LLC
42-33 Main Street
Flushing, NY 11355
Attn: Mr. Cho-Chiao Lin

and to such other addresses as the Subtenant shall, from time to time, designate in writing.

18. **Guarantors**:

Ow Nam Chin
75-56 196th Place
Flushing, NY 11366, and

Cho-Chiao Lin
71-27 169th Street
Flushing, NY 11365

and to such other addresses as the Guarantors shall, from time to time, designate in writing.

II. PREMISES

A. Sublandlord subleases to Subtenant, and Subtenant subleases from Sublandlord, the Premises described in Article I(A)(2), as measured from the exterior face of any exterior walls inward.

B. Subtenant shall maintain, repair, and replace whatever necessary under, over, upon or through the Demised Premises as may be reasonably necessary or advisable for maintaining the Demised Premises, at the sole expense of the Subtenant, with the approval of Sublandlord, which approval shall not be unreasonably withheld.

C. This Sublease is subject and subordinate to that certain Lease Agreement in the form attached hereto as Exhibit B, dated as of March 6, 2001 ("Lease Agreement"), between Mehran Enterprises, Ltd. (hereinafter, together with its successors and assigns, referred to as the "Landlord"), as landlord, and Sublandlord, as tenant. While Subtenant acknowledges that Sublandlord's rights to the Demised Premises arise solely under the Lease Agreement, it

has also relied on the Landlord's separate consent and agreement to the terms and conditions of this Sublease, which Landlord has delivered to Subtenant as an inducement to it to execute and deliver this Sublease. Accordingly, notwithstanding any provision of the Lease Agreement or the Sublease to the contrary, Sublandlord and Subtenant hereby expressly agree that: (i) in the event of any conflict between this Sublease and the Lease Agreement, the terms, covenants, conditions, and limitations of this Sublease Agreement shall control; and (ii) Subtenant shall not do or fail to do or permit to be done anything which would result in a breach or default under any term, covenant, or condition of the Lease Agreement.

Subtenant shall indemnify, defend and hold Landlord and Sublandlord harmless from and against any cost, claim, action, cause of action, liability, loss, damage or expense occurring by reason of Subtenant's breach of the Sublease Agreement, including the costs of cure, loss of the Sublease Agreement, and any reasonable attorneys' fees and disbursements reasonably incurred in connection with the foregoing, subject in all instances to the waiver of subrogation set forth in the Sublease Agreement. Sublandlord shall have no liability to Subtenant for Landlord's defaults, unless caused by the willful misconduct, intentional acts or gross negligence of Landlord, or Sublandlord, or their respective agents.. Sublandlord reserves exclusively all rights to enforce the Lease Agreement.

Notwithstanding anything in this Sublease to the contrary, the only services, utilities or rights to which Subtenant is entitled are those to which Sublandlord is entitled under the Lease Agreement and for all such services, utilities and rights Subtenant will look to the Landlord. Except as expressly set forth in Article XI(A), Sublandlord shall have no liability to Subtenant, and Subtenant hereby waives any and all claims against Sublandlord arising in connection with any failure by Landlord to provide Subtenant the services, utilities or rights specified in the Lease Agreement. Subtenant represents that it has obtained, reviewed and approved a copy of the Lease Agreement in the form attached as Exhibit B.

III. TERM

A. The Term of this Sublease shall commence on the date that the Sublandlord delivers complete, exclusive and unencumbered possession of the Demised Premises to Subtenant in accordance with the provisions of Article VI(B) below, and shall expire on the last day of the last consecutive full sublease year set forth in Article I(A)(7), following the Rent Commencement Date established pursuant to Article I(A)(6), unless sooner terminated. The term "sublease year" shall mean a period of twelve (12) consecutive full calendar months. If the Rent Commencement Date does not occur on the first day of

a calendar month, the first sublease year shall include any partial calendar month.

B. On the date upon which this Sublease expires, or on the date that this Sublease shall sooner terminate, all Rents, additional Rents, Taxes, and any charges required to be paid by Subtenant, whether accrued or prepaid, are due and payable to the Sublandlord or designee of Sublandlord without any offset or abatement whatsoever.

IV. RENT

A. **Minimum Rent**: Subject to the provisions of Article I(A)(14) above pertaining to the rent concession during the first year of the term of this Sublease, Subtenant agrees to pay to Sublandlord, at its office or other place as Sublandlord may from time to time designate, as "Minimum Rent" for the Premises during the term of this Sublease, without any deduction or setoff, without any abatement, counterclaim, whatsoever, and without any prior demand therefore, the amount(s) set forth in Article I(A)(8) above, in advance, on the first day of each calendar month, Minimum Rent and the amounts to be paid by Subtenant pursuant to Articles V, VII, and VIII hereof shall be prorated on a per diem basis (based upon a thirty (30) day calendar month) for any partial month included in the first sublease year. All rental checks shall be drawn on banks having their principal place of business in New York.

B. **Additional Rent**: All sums payable by Subtenant to Sublandlord under this Sublease other than Minimum Rent shall be deemed "Additional Rent," whether or not designated as Additional Rent. Minimum Rent and/or Additional Rent is also referred to throughout this Sublease as "Rent." Additional Rent shall include but not be limited to the payment of real estate taxes, assessments, special or otherwise, water and sewer charges, rates and rents, and all other such charges, taxes, levies and sums of every kind of nature whatsoever, general and special, ordinary as well as extraordinary, whether or not now within contemplation of the parties, as shall or may, during the term of the Sublease, be assessed, levied, charged or imposed upon or become a lien on the Building, or any part thereof, or anything appurtenant thereof, or the sidewalks, vaults in front or adjacent to the Demised Premises, or which is imposed on Subtenant or in respect to the Sublease premises or if not paid by the Subtenant would be collectable from the Sublandlord. All charges for additional rents are due and payable upon demand and after presentation of a bill therefore.

C. **Rental due**: If Minimum Rent or Additional Rent due or other monies due are more than ~~ten (10)~~ seven (7) days late, then in that event, the Sublandlord will be

entitled to interest at the rate of five percent (5%) of the amount due and owing, commencing on the second day, that is the day after monies were due, plus any and all legal fees and costs incurred to collect said monies.

D. Management Fee: In addition to the foregoing, Subtenant shall pay to Sublandlord a management fee equal to Five (5%) Percent on each of the categories of charges specified below, but only to the extent that such charges are first paid directly by the Sublandlord at any time during the term of this Sublease:

i) All permits required to be obtained by Subtenant as a result of its use and occupancy of the Demised Premises, including any and all Subtenant's Approvals (as such term is defined in Article VI(A) below), but which are obtained and paid for directly by Sublandlord after timely written notice to Subtenant; and all permits first obtained by the Sublandlord relating to the Demised Premises as a whole and which would become a lien on the Demised Premises if not paid, including sign permits, elevator inspection permits, HVAC permits, vault fees, sprinkler and standpipe fees, and boiler and fuel oil tank inspection fees.

ii) All fines, assessments and penalties incurred by Subtenant as a result of its use and occupancy of the Demised Premises to the extent not previously paid by Subtenant; and any costs, actually incurred and paid by Sublandlord, and which are reasonably required to cure, correct or remove any such fines, assessments and penalties not previously been paid by Subtenant.

iii) All utility charges billed directly to and first paid by Sublandlord, such as water and sewer charges; and any other utility charges billed directly to Subtenant (a) which Subtenant fails to pay in a timely manner; (b) which would become a lien on the Demised Premises if not paid; and (c) which Landlord actually pays after timely written notice to Subtenant.

It is expressly understood and agreed that no Management Fee will be charged or payable under the provisions of this Article VI(D) with respect to any rent payable under this Sublease, including all Minimum Rent and Additional Rent; with respect to any taxes payable under this Sublease, including Taxes, Rent Taxes and U&O Tax (as those terms are defined and used in Article V below; with respect to any proceeds of tax abatement (as such term is used in Article V below); with respect to any service contracts required by the provisions of Article IX(K) below; or with respect to any of the insurance premiums for any of the insurance required to be carried and

maintained by Sublandlord or Subtenant pursuant to the provisions of Article XI below.

It is further expressly understood and agreed that nothing contained in this Article IV(D) shall limit the right of Subtenant to apply for and obtain its own direct metering for all water to be used by it or its licensees or sub-subtenants in the Demised Premises; and Sublandlord agrees to cooperate with, and use its best efforts to assist, Subtenant in its efforts to arrange for such direct metering of water for its own use and for the use of Subtenant's Approved Subtenants (as such term is hereinafter defined in Article XIII).

V. TAXES

A. **Real Estate Taxes and Assessments**. Subtenant agrees to pay 100% of all real estate taxes and assessments, special or otherwise, extraordinary or ordinary, which may be charged, assessed, levied or imposed upon the Building which are levied and assessed against the land, the Building or any part thereof or anything appurtenant thereto, relating to any period of time commencing from and after the date on which the Sublandlord delivers possession of the Demised Premises to the Subtenant in the manner herein specified in Article VI(B) below, including but not limited to any and all expenses reasonably incurred by Sublandlord (or Landlord to the extent Landlord bills Sublandlord for such expenses or to the extent Landlord or Sublandlord elects to exercise their respective rights to appeal property and real estate taxes) in negotiating, appealing or contesting such taxes and assessments, both general and special, levied and assessed against the land, buildings and all other improvements forming a part of the Demised Premises, whether now existing or hereafter constructed (collectively, "Taxes"). The term Taxes shall be further defined as the amount stated on the tax notice for the Demised Premises from the taxing authority which is due and payable by Landlord or Sublandlord in the calendar month prior to the accrual of any penalties and/or interest.

Subtenant shall pay to Sublandlord, monthly in advance, an amount equal to one-twelfth (1/12th) of Subtenant's One Hundred Percent (100%) share of Sublandlord's estimate of Taxes for the current tax year. If Subtenant's One Hundred Percent (100%) share of Taxes with respect to any tax year is less than the total amount paid by Subtenant for such period, the excess shall be credited against the payments with respect to Taxes next becoming due. If Subtenant's One Hundred Percent (100%) share of Taxes for any tax year exceeds the total amount paid by Subtenant for such period, Subtenant shall pay the difference to Sublandlord upon demand. It is understood that Subtenant intends to apply for tax abatement on the Demised Premises if

Sublandlord elects, in a timely manner, not to apply for any such tax abatement.

Notwithstanding anything herein to the contrary, upon taking possession of the premises, Subtenant will pay to Sublandlord the Real Estate Taxes for the Premises for the period Sept.-Dec. 2004. On Dec. 1, 2004, Subtenant will pay to Sublandlord the Real Estate Taxes for the Premises for the period Jan.-June, 2005. Monthly Real Estate Tax payments payable by Subtenant to Sublandlord will commence Jan. 1, 2005 and monthly thereafter.

B. **Rental Taxes**. If any governmental taxing authority shall levy, assess, or impose any tax, excise or assessment (other than income or franchise tax) upon or against the rents payable by Subtenant to Sublandlord ("Rent Tax") and/or Subtenant's use or occupancy of the Premises ("U&O Tax"), either by way of substitution for or in addition to any existing tax on land, buildings or otherwise, Subtenant shall directly pay, or reimburse Sublandlord for, such Rent Tax and/or U&O Tax, as the case may be.

C. **Impact Fees**. Subtenant shall pay all impact fees, including, without limitation, any commercial impact fees for water and sewer, signs, fire alarm, sprinkler systems and any and all fees that may be from time to time be attributable to Subtenant's use of the Premises. Subtenant shall reimburse Sublandlord for any such fees previously paid by Sublandlord and attributable to the Premises upon demand.

VI. CONSTRUCTION

A. **Landlord/Sublandlord's Work**: Subject to the provisions of Article VI(B) below regarding the obligations of Sublandlord to maintain the Demised Premises in good operating condition and to make all necessary repairs to cover any damages that may arise from the date of this Sublease to the Sublease Possession Date (as hereinafter defined), neither the Landlord nor the Sublandlord shall have any responsibility to perform any work whatsoever and will deliver the Demised Premises to the Subtenant "AS IS" and without any representation as to the usability thereof or as to the condition of the Demised Premises.

Subtenant shall use due diligence and expeditiously obtain, at its sole cost and expense, all building permits, certificates of occupancy and any other approvals, licenses or permits as may be required from all government authorities and utility companies for Subtenant's Work (as hereinafter defined) and use of the Premises (collectively, "Subtenant's Approvals").

The Sublandlord makes no representation about the usability of the premises. The Subtenant herein acknowledges that it shall take possession of the premises "AS IS" including but not limited to all violations, environmental issues, with or without any Certificate of Occupancy and with any other issue pertaining to or violation of any laws applicable to the Premises, whether latent defects, seen or unforeseen, etc.; provided, however, it is understood and agreed that the Subtenant shall not be responsible for the payment or curing of any fines, violations, penalties, fees, charges, assessments (including any retroactive real estate tax assessments), costs, charges or other expenses of any type or nature whatsoever arising out of, based upon, or relating to any circumstances or state of facts that existed on or prior to the date on which the Sublandlord delivers complete, exclusive and unencumbered possession of the Demised Premises to Subtenant hereunder, in accordance with the provisions of Article III(A) above and paragraph B below (such items being herein collectively referred to as the "Prior Encumbrances"). Accordingly, Sublandlord covenants and agrees that it alone shall be responsible for the payment of, and shall promptly pay and discharge, any and all fees, costs, fines, penalties, charges or other assessments arising out of or relating to the Prior Encumbrances, including any and all fees, costs and expenses as shall be required to cure, correct or remove any of the Prior Encumbrances, including the fees and expenses of any architects and engineers as shall reasonable be required therefore.

B. **Delivery of Premises:** It is understood and agreed that Sublandlord is presently conducting business from and at the Demised Premises; and that it will need approximately four to six months from the date of this Sublease to fully vacate the Demised Premises and deliver complete, exclusive and unencumbered possession thereof to the Subtenant. The date on which the Sublandlord gives the Subtenant complete, exclusive and unencumbered possession of the Demised Premises, in broom clean condition, is herein referred to as the "Sublease Possession Date"; provided that such date may not occur until thirty (30) days after the Sublandlord has given Subtenant written notice of the date on which the Demised Premises will be available for use and occupancy by Subtenant; and provided, further, that in no event may the Sublease Possession Date occur later than September 15, 2004, without the prior written consent of Subtenant.

In addition, since Subtenant will not have possession and use of, or control over, the Demised Premises until Sublease Possession Date, the parties agree as follows:

(i) from and after the date hereof and until the Sublease Possession Date, the Sublandlord alone shall, at its sole cost and expense, maintain and keep the Demised Premises and any fixtures, facilities, signs or equipment contained therein, in good operating condition

and repair, including, but not limited to, the facade of the Building, the exterior and interior portions of all doors, door checks and operations, windows, plate glass, and showcases surrounding the Premises, the heating, air conditioning, electrical, plumbing and sewer systems, the exterior doors, window frames, and all portions of the store front area, and shall make any replacements thereof and of all broken and/or cracked plate and window glass which may become necessary during the period from the date of this Sublease to and including the Sublease Possession Date;

(ii) from and after the date hereof and until the Sublease Possession Date, the Sublandlord alone shall be responsible for operating and maintaining the Demised Premises in good operating condition and repair, in the same manner, to the same extent and under the same standards as would be required of Subtenant under the provisions of Articles IX and X below; and Sublandlord alone shall pay and be responsible for any and all such operating expenses and repairs and maintenance costs during said period, including the costs of any repairs and replacements that may be required, all Taxes (as said term is defined in Article V(A) above), and all utilities and insurance charges on or relating to the Demised Premises; it being understood and agreed that, until Subtenant is given complete, exclusive and unencumbered possession of the Demised Premises, Subtenant shall have no obligation or responsibility whatsoever for any of such matters.

(iii) Notwithstanding the provisions contained in subparagraph (ii) above, from and after the date hereof and until the Sublease Possession Date, neither the Landlord nor the Sublandlord shall have the right to make any alterations, additions or structural changes in or to the Demised Premises without the prior written consent of Subtenant, which consent shall not be unreasonably withheld.

(iv) Wherever in this Sublease the Sublandlord is required to engage an engineer, architect, contractor, etc. to review and approve Subtenant's Work (as such term is defined in Article VI(D) below), or thereafter in connection with any structural changes to the Building, Subtenant will reimburse Sublandlord for the reasonable cost thereof.

C. **Failure or Inability to Deliver Premises:** If, on the Sublease Possession Date, Sublandlord fails, refuses or is unable for any reason whatsoever to deliver complete, exclusive and unencumbered possession of the Demised Premises to Subtenant as contemplated herein, in good repair and operating condition, and in broom clean condition, substantially similar to the

condition of the Demised Premises as exists on the date of this Sublease, reasonable wear and tear excepted, then and in such event the following provisions shall apply:

(i) If, on or prior to the Sublease Possession Date, the Demised Premises are either totally destroyed by fire or other casualty, or are partially damaged by fire or other casualty with the result that more than fifty (50%) percent of the Demised Premises are rendered unusable and have not been repaired to their present condition on or prior to the Sublease Possession Date, then, in either such event, either party hereto shall have the absolute right to terminate and cancel this Sublease by giving written notice to such effect to the other party promptly after learning of such destruction.

(ii) If, prior to the Sublease Possession Date, the Demised Premises are partially damaged by fire or other casualty with the result that less than fifty (50%) percent of the Demised Premises are rendered unusable, this Sublease shall not be void or voidable by either party, unless (A) the amount of the insurance proceeds payable as a result of such fire or other casualty is not sufficient to repair the damage fully and to restore the Premises to substantially the condition in which the Premises were immediately prior to such fire or other casualty (after giving reasonable allowance to Subtenant's plans to eliminate any of such items as part of its renovation of the Demised Premises), or (B) the Sublandlord refuses or is unable for any reason whatsoever to assign and transfer to Subtenant the proceeds of such insurance, in which event the Subtenant alone shall have the absolute right to terminate and cancel this Sublease by giving written notice to such effect to the Sublandlord.

(iii) If this Sublease is terminated and canceled by either party in accordance with the provisions contained in subparagraphs (i) or (ii) above, or if this Sublease is terminated by the Subtenant pursuant to the provisions of subparagraph (iv) below, then, in each such event, Sublandlord shall forthwith return to Subtenant the Key Money referred to in <u>Article I(A)(13)</u> above; it being understood and agreed that the obligations of Subtenant under the provisions of this subparagraph (iii) have been secured and unconditionally guaranteed personally by each of Joseph Mehran, Sr. and Alexander Mehran, in accordance with the provisions of the separate guarantee agreement in the form attached hereto as <u>Exhibit C</u>.

(iv) If the Sublandlord fails, refuses or is unable to deliver possession of the Demised Premises to Subtenant on the Sublease Possession Date, in the manner and under the terms and conditions contemplated

herein, for any reason whatsoever other than as specified in subparagraphs (i) and (ii) above, then, regardless of the reasons therefore, such failure, refusal or inability shall be deemed to be a material breach of this Sublease by Sublandlord, and shall give Subtenant (a) the right to collect from Sublandlord the total sum of its Actual Costs (as hereinafter defined), and (b) the right to pursue, in addition to the prompt return of the Key Money and its Actual Costs, all as aforesaid, such additional remedies, at law or in equity, as it may deem necessary or appropriate, including, without limitation, specific performance, injunctive relief or such other equitable remedies as may be deemed necessary or appropriate seeking enforcement of its rights hereunder and, notwithstanding the provisions of Article XXI below, the right to seek such monetary damages from the Sublandlord as may be available, but not to exceed

In addition, it is expressly understood and agreed that the personal guarantees of Joseph Mehran, Sr. and Alexander Mehran, referred to in subparagraph (iii) above shall apply to and be enforceable under the provisions of this subparagraph (iv) with respect to the Sublandlord's obligations to return to Subtenant the Key Money and the Actual Costs; but that said personal guarantees shall not apply to or be enforceable with respect to any actions, suits or claims by Subtenant for any other damages or monetary claims.

(v) For the purposes of subparagraph (iv) above, Subtenant's Actual Costs shall mean and shall consist of all of the actual, out-of-pocket expenses reasonably incurred and paid by it (as evidenced by bills and receipts for payment) up to the date of any such termination of this Sublease (A) as professional, architectural and engineering fees, expenses, filing fees and similar charges paid to or by its architects and engineers in connection with the preparation of the detailed plans and specifications of the improvements to the Premises to be constructed by Subtenant, as required by the provisions of Paragraph (D) below; (B) as professional fees and expenses paid to legal counsel in connection with the execution and delivery of this Sublease; (C) as insurance premiums paid to such insurance brokers or firms for any of the insurance policies or coverages of the types required to be delivered to Sublandlord under the provisions of Article XI below; and (D) as non-refundable deposits paid to such contractors and subcontractors as Subtenant shall have retained to enable it to commence in a timely manner the Subtenant's Work, as defined in and required by Paragraph D below.

D. **Subtenant's Work**. Subtenant agrees at its sole cost and expense that, within forty-five (45) days of the date of this Sublease, it will cause its architects to prepare and deliver to Sublandlord, for its approval, schematic drawings (herein the "Schematic Drawings") showing the general nature and scope of the alterations, additions, renovations, betterments, equipment and improvements that Subtenant proposes to install and make in the Demised Premises for its own use and for the use and Subtenant's Approved Subtenants (as hereinafter defined). Within fifteen (15) days from the receipt of the Schematic Drawings, Sublandlord shall notify Subtenant whether said Schematic Drawings are acceptable to Sublandlord. If the Schematic Drawings are not reasonably acceptable to Sublandlord, Sublandlord will advise Subtenant of such modifications to the Schematic Drawings as it deems are reasonably necessary and appropriate, but consistent with Subtenant's plans to use and occupy the Demised Premises in the manner set forth in Article I(A)(4) above. Sublandlord and Subtenant will continue this process until Sublandlord has approved Subtenant's Schematic Drawings.

Once Sublandlord has approved the Schematic Drawings as aforesaid, Subtenant shall have an additional seventy-five (75) days to prepare and deliver to Sublandlord detailed plans and specifications of the alterations, additions, renovations, betterments, equipment and improvements to be constructed by Subtenant ("Subtenant's Work"). Subtenant agrees that Subtenant's Work shall be in compliance with Exhibit D, attached hereto and made a part hereof, and reasonably consistent with the Schematic Drawings. Within fifteen (15) days following Sublandlord's receipt of Subtenant's Work, Sublandlord shall notify Subtenant whether Subtenant's Work is acceptable to Sublandlord. If Subtenant's Work is not reasonably acceptable to Sublandlord, Sublandlord will advise Subtenant of the modifications to Subtenant's Work that deems are reasonably necessary, appropriate, and consistent with the Schematic Drawings. Thereafter, Subtenant shall modify and deliver to Sublandlord its revised plans and specifications as promptly as possible for the Sublandlord's further review and consent. Sublandlord and Subtenant will continue this process until Sublandlord has approved Subtenant's Work. Subtenant shall not modify in any material way the Subtenant's Work, as approved by Sublandlord without Sublandlord's prior written consent, which consent shall not be unreasonably withheld.

Subtenant will use its reasonable best efforts to commence construction of Subtenant's Work to the Premises within (30) thirty days following Sublandlord's delivery of premises. In no event shall the Rent Commencement Date be extended as a result of Subtenant's failure to commence construction in accordance with the timetables set forth in this paragraph. Subtenant shall not commence any work in the Premises until Subtenant delivers to Sublandlord a policy of public liability and property damage insurance in accordance with the requirements of Article XI of this

Sublease. Additionally, Subtenant must pay to Landlord and Sublandlord their reasonable architect and engineer fees.

Subtenant represents that the total value of the alterations, additions, renovations, betterments, equipment and improvements that will be added to the Demised Premises bv Subtenant ~~over the term of this Sublease~~ will be approximately), all of which will be done at the sole cost and expense of Subtenant and Subtenant's Approved Subtenants. Subtenant acknowledges that this is a material obligation of Subtenant under this Sublease.

VII. UTILITIES AND RUBBISH DISPOSAL

A. **Utility Charges**. From and after the Sublease Possession Date, Subtenant shall pay for all utilities provided to or for the benefit of the Premises, including but not limited to water/sewer, gas, electricity, fuel, light, heat, power, telephone, cable, and trash and garbage removal, together with all taxes levied or other charges on such utilities and governmental charges based on utility consumption. Subtenant shall at its sole cost and expense, pay for the cost of installation of meters for the Premises and any and all related costs and expenses if such meters do not already exist at the Premises. Notwithstanding the foregoing, if Subtenant shall refuse to supply any such utility services to its Subtenant's Approved Subtenants (as hereinafter defined) to the detriment of the rights of said Subtenant's Approved Subtenants, Sublandlord shall have the right, but not the obligation, to supply such utility services directly to such Subtenant's Approved Subtenants, who shall pay the actual costs of such utility service(s) to Sublandlord. If Sublandlord supplies any such utility service(s), Subtenant shall reimburse Sublandlord upon demand and after the delivery by Sublandlord to Subtenant of a statement for the cost of any such utility service(s) supplied by Sublandlord.

B. **Rubbish Disposal.** Sublandlord reserves the right, upon reasonable advance notice setting forth the reasons therefor, to implement a uniform program of rubbish removal which shall be applicable to all tenants in the Demised Premises. Sublandlord shall implement such program by (i) the initial acquisition by purchase or lease of disposal facilities, including but not limited to, compactor(s) and/or baling machine(s) as shall be reasonably required and as shall be mandated by law, and the reasonable cost of initial acquisition and installation of such equipment or facilities shall be reimbursable to Sublandlord within ~~ten~~ Seven (~~10~~ 7) days from receipt of Sublandlord's invoice; (ii) the implementation of uniform and reasonable rules and regulations for the storage, separation and disposal of rubbish; and (iii) establishment of guidelines for the scheduled and permitted uses of any

such facilities and alternate methods of disposing of any rubbish which is not compatible with the facility. In no event shall Sublandlord be liable for the quality, quantity, failure, or interruption of the foregoing utility and rubbish disposal services to the Premises. Further, if Subtenant fails to do so, Sublandlord shall have the option, at the Subtenant's sole cost and expense, to retain an exterminating contractor to keep the building free of any and all insects, vermin or any other pest that may be in or adjacent to the building.

VIII. USE OF PREMISES BY SUBTENANT

A. **Subtenant's Use of Premises**. Subtenant shall use the Premises only for the uses set forth in Article I(A)(4) above and for no other purposes.

IX. SUBTENANT'S COVENANTS WITH RESPECT TO OCCUPANCY

From and after the Sublease Possession Date, Subtenant agrees:

A To occupy the Premises in a safe and careful manner and in compliance with all laws, ordinances, rules, regulations and orders of any governmental bodies having jurisdiction over the Premises, and without committing or permitting waste;

B. To neither do nor suffer anything to be done or kept in or about the Premises which contravenes any insurance policies or increases the premiums thereof;

C. In the event that Subtenant's use or occupancy of the premises, though legal, is in violation of any city, state or federal building code, rules, ordinances and regulations, then, in that event, Subtenant must remedy the same at its own cost and expense immediately. Failure to do so will be a material breach of the Sublease;

D. To use its reasonable best efforts to limit the emission of sounds outside the entire Premises and the emission of obnoxious odors from the Premises;

E. To place no sign on the exterior of the Premises without Sublandlord's prior written consent, which consent shall not be unreasonably withheld, and otherwise in accordance with the requirements of Exhibit D attached hereto. Subtenant shall maintain all signs placed upon the Premises by Subtenant in good condition and repair and shall procure the service contract and sign insurance for the sign throughout the sublease term. Upon vacating the Premises, Subtenant agrees to remove all signs installed by Subtenant and repair all damage caused by such removal;

F. To keep any rubbish, garbage and waste generated by Subtenant from the Premises in proper dumpsters provided by Subtenant adjacent to the Premises or such other area reasonably designated by Sublandlord from time to time and to permit no refuse to accumulate around the exterior of the Premises;

G. To conduct no auction, fire, bankruptcy, liquidation or going-out-of-business sale without the prior written consent of Sublandlord; and keep the demised premises open for the purpose of doing business no less than five days a week;

H. To permit Sublandlord and its agents, or any persons reasonably designated by Sublandlord, reasonable access to the Premises at all reasonable times for the purpose of examining or making repairs, replacements or additions to the Premises that Sublandlord may deem necessary or desirable for the safety or preservation or improvement thereof. Sublandlord shall be entitled to make reasonable repairs, replacements, etc., but only if and to the extent Subtenant first fails to do so after reasonable notice; and the reasonable costs for such repairs, replacements, etc., will be billed to Subtenant by Sublandlord with the appropriate management fee;

I. To permit no lien, including but not limited to, notice of intention to file lien, or other charge which might be or become a lien or encumbrance or charge upon the Premises or any part thereof;

J. To comply with all reasonable rules and regulations which Sublandlord may from time to time establish for the use and care of the Premises;

K. To keep the Premises in good and substantial order and repair and replace at the sole cost and expense of Subtenant and shall make all structural and non-structural, foreseen and unforeseen, exterior and interior replacements, and repairs, sidewalk repairs, renewals and replacements necessary to that end and Sublandlord shall have no obligation with respect to the condition of the building or any part thereof or any latent defects, whatsoever. Sublandlord at its option, may do any work necessary to impede deterioration of the building at any time. Further, Sublandlord has the right to require Subtenant to obtain reasonably customary service contracts for the maintenance of the Building and such equipment that is added to and becomes a part of the structure (such as HVAC, sprinkler and elevator), if Subtenant fails to maintain such items in reasonably good working order, and Subtenant's sole cost and expense;

L. To maintain the sidewalks from cracks and damage and free from snow and debris;

M. To permit Sublandlord or its designated agents, during the twelve (12) month period preceding the expiration of the Term of this Sublease, reasonable access to show the Premises to potential tenants; and, during the final five (5) years of this Sublease, to place a single non-illuminated sign, not to exceed three feet by five feet in dimension, at the North East corner of the Property, offering the Premises for lease or sale;

N. Subtenant shall be required to install a sprinkler system throughout the premises and maintain, pay and discharge any and all expenses, fees or services in connection therewith; and

O. Subtenant will participate in any reasonable window cleaning and exterminating programs that may be established by Sublandlord at the sole cost and expense of the Subtenant.

X. REPAIRS AND ALTERATIONS

A. **Repairs by Sublandlord**: From and after the Sublease Possession Date, Sublandlord shall not be responsible for any repairs or replacements including but not limited to internal or external, structural or non-structural, roof or sidewalks to the Demised Premises, or any appurtenances therein or any thing to do with the building whatsoever. However, if reasonably required to prevent deterioration of or damage to the Building, Sublandlord may, at any time, undertake at its option any of the foregoing at the sole cost and expense of the Subtenant.

B. **Repairs by Subtenant**. Except as provided in Article X(A) above, Subtenant shall at its sole cost and expense keep the Premises and any fixtures, facilities, signs or equipment contained therein, in good condition and repair, including, but not limited to, those areas of the facade of the Building that Subtenant has altered in connection with Subtenant's Work or otherwise, exterior and interior portions of all doors, door checks and operations, windows, plate glass, and showcases surrounding the Premises, the heating, air conditioning, electrical, plumbing and sewer systems, the exterior doors, window frames, and all portions of the store front area, and shall make any replacements thereof and of all broken and/or cracked plate and window glass which may become necessary during the Sublease Term, excepting any repairs to items of Sublandlord's original construction made necessary by reason of damage due to fire or other casualty covered by standard fire and extended coverage insurance. In connection with Subtenant's obligation to maintain the HVAC system servicing the Premises, Subtenant shall, during the Sublease Term, at its sole cost and expense, maintain a service contract for the routine performance of standard HVAC system maintenance, including but not limited to, periodic replacement of filters, oiling of

mechanical components and inspection for wear and tear. Sublandlord reserves the right to designate an HVAC contractor with whom Subtenant shall contract for such routine HVAC maintenance so long as the fee charged by Sublandlord's designated contractor shall be the same or less than the fee charged by Subtenant's contractor for similar services. If Subtenant fails to commence or complete repairs promptly and adequately, Sublandlord may make or complete said repairs and Subtenant shall pay and reimburse the Sublandlord for the actual costs in making or completing such repairs.

C. **Alterations or Improvements by Subtenant**. Subtenant shall not, without Sublandlord's prior written consent, which consent shall not be unreasonably withheld, make, nor permit to be made, any structural or external alterations or additions to the Premises. Any alterations which may be permitted by Sublandlord shall be based upon plans and specifications submitted by Subtenant and reasonably approved by Sublandlord and upon the condition that Subtenant shall promptly pay all costs, expenses, and charges thereof, shall make such alterations and improvements in accordance with applicable laws and building codes and ordinances and in a good and workmanlike manner, and shall fully and completely indemnify Sublandlord and Landlord against any mechanic's lien or other liens or claims in connection with the making of such alterations, additions, or improvements. Subtenant shall promptly repair any damages to the Premises, or to the Building of which the Premises are a part, caused by any alterations, additions or improvements to the Premises by Subtenant. The foregoing covenants shall survive termination or expiration of this Sublease. Any structural changes or alterations shall be conducted under the supervision of a licensed architect and engineer reasonably selected by Sublandlord and the Subtenant agrees to pay the reasonable costs thereof. All changes and alterations shall be of such character that when completed the value and utility of the building shall not be less than the value and utility of the building immediately prior to any such change or alteration. In the event of any change or alteration, the fixed Minimum Rent and any and all Additional Rent payable under this Sublease shall not be reduced or abated in any matter whatsoever.

D. **Additions to the Building**. Without limiting the generality of the foregoing, Subtenant shall have the right, at its option and at its sole cost and expense, to convert all or any portion of the current roof space into a parking garage for the exclusive use of Subtenant and its guests, invitees and licensees (the "New Roof Parking Space"), provided it complies with all building, zoning and other laws and regulations applicable thereto. While it is understood and agreed that such New Roof Parking Space shall be subject to the terms and conditions of his Sublease, Subtenant may use and occupy such New Roof Parking Space without any increase in Minimum Rent provided for in Article IV(A) above; but it shall pay, as Additional Rent, any increases in the Taxes that may be assessed on the Demised Premises as a result of the construction

of such New Roof Parking Space. Notwithstanding anything herein to the contrary, if Subtenant should substantially enclose the New Roof Parking Space, and said area is used by Subtenant for purposes other than parking, then and in that event, Subtenant will pay to Sublandlord additional minimum rent pro rata for this area.

E. **Removal of Improvements.** All items of Subtenant's construction, including all heating and air conditioning equipment, and all alterations, additions and other improvements to the Demised Premises by Subtenant shall become the property of Sublandlord and shall not be removed from the Premises at the end of this Sublease. All trade fixtures, furniture, furnishings, and signs installed in the Premises by Subtenant and paid for by Subtenant shall remain the property of Subtenant and may be removed upon the expiration of the term of this Sublease; provided (i) that any of such items as are affixed to the Premises and require severance may be removed only if Subtenant repairs any damage caused by such removal and (ii) that Subtenant shall have fully performed all of the covenants and agreements to be performed by Subtenant under the provisions of this Sublease. If Subtenant fails to remove such items from the Premises prior to the expiration or earlier termination of this Sublease, all such trade fixtures, furniture, furnishings, and signs shall become the property of Sublandlord unless Sublandlord elects to require their removal, in which case Subtenant shall promptly remove same and deliver the Premises back to the Sublandlord in good and clean condition. If Subtenant fails to remove all such trade fixtures, fixture, furnishings, and signs within ten (10) days after Sublandlord elects to require their removal Sublandlord shall have the right to remove same and sell such trade fixtures, furniture, furnishings, and signs to pay for the cost of removal and any other remedies provided herein.

XI. INDEMNITY AND INSURANCE

A. **Indemnification of Subtenant**. From and after the Sublease Possession Date, unless caused by the wilful misconduct, intentional acts or gross negligence of Landlord, or Sublandlord, or their respective agents, or the gross negligence or wilful misconduct of any other tenants in the Building (or their respective employees, agents or contractors), Subtenant shall indemnify and hold Sublandlord and Landlord harmless from and against all loss, cost, expense, and liability whatsoever (including Sublandlord's reasonable cost of defending against the foregoing, such cost to include reasonable attorney's fees) resulting or occurring by reason of Subtenant's construction, use or occupancy of the Premises, as well as injury to death of persons or lost of damage to property on or about or adjacent to the Premises. The foregoing covenant shall survive termination or expiration of this Sublease.

B. **Commercial General Liability Insurance**. Subtenant agrees to carry commercial general liability insurance covering the Premises and Subtenant's use thereof, together with contractual liability endorsements covering Subtenant's obligations set forth in this Sublease, in a form reasonably satisfactory to Sublandlord, and in amounts as Sublandlord may reasonably request from time to time, with a minimum limit of not less than Three Million and 00/100 Dollars ($3,000,000.00) on account of bodily injuries (including death), personal injuries and/or property damage for each occurrence, and a minimum limit of not less than Five Million Dollars ($5,000,000.00) general aggregate. Subtenant shall deposit with Sublandlord prior to the date of any use or occupancy of the Premises by Subtenant binders evidencing the required coverages. Subtenant's insurance policy shall name Sublandlord and Landlord and such other parties who have an interest in the Premises as Sublandlord may from time to time designate in writing to Subtenant as an insured party under Subtenant's insurance policy; and shall bear appropriate endorsements to the effect that: (1) such insurance is primary insurance; and (2) the insurer agrees to use its best efforts to notify all the named insureds not less than thirty (30) days in advance of any cancellation thereof. In addition, the insurance carrier shall be licensed to do business in the State of New York, shall be a B++ rated or better from the Best Rating Guide, and shall otherwise be reasonably satisfactory to Sublandlord and to any mortgagees who, from time to time, hold a mortgage or similar financing interest in the Demised Premises.

Sublandlord agrees that, because of the difficulty in predicting the types, amounts and costs of insurance coverage that will be available for Subtenant's business and operations throughout the term of this Sublease, if Subtenant is unable, after using its reasonable best efforts, to obtain, at reasonably competitive rates, the precise types and amounts of insurance coverage required by the express provisions of this Sublease, Sublandlord agrees that it will consent to such reasonable changes and modifications to the foregoing insurance requirements so as to enable Subtenant to provide reasonably equivalent insurance coverages, as determined by the then-prevailing industry standards and practices applicable to properties of a similar nature and character and of a comparable size and quality in the County of Queens.

During the period of construction, whatever liability and Worker's Compensation Insurance is required by the terms of this Sublease will be provided not by Subtenant but by the contractors retained by Subtenant or by Subtenant's Approved Subtenants to perform the required work; and such contractors shall provide certificates of insurance, reasonably satisfactory to the Sublandlord, naming the Landlord, the Sublandlord and the Subtenant as additional insured parties.

C. **<u>Sublandlord's or Landlord's Liability</u>**. Neither Sublandlord nor Landlord shall be liable (i) for any damage to Subtenant's property located in the Premises, regardless of the cause of such damage, unless caused by the wilful misconduct, intentional acts or gross negligence of Landlord, or Sublandlord, or their respective agents; (ii) for any acts or omissions of other tenants of the Premises; (iii) for any condition of the Premises whatsoever; or (iv) for any condition occurring on or about, or adjacent or appurtenant to the Premises whatsoever.

D. **<u>Fire and Extended Coverage Insurance</u>**. Sublandlord shall carry policies insuring the Building and improvements within the Demised Premises against Fire, Loss of Rent, Boiler and Machinery, Landlords Liability, Terrorism (if generally available at a reasonable cost), as the Sublandlord may reasonably require and as are normally covered by extended coverage endorsements for properties of a similar nature and character and of a comparable size and quality in the County of Queens, in an amount equal to one hundred percent (100%) of the agreed, reasonable replacement cost of the Demised Premises without depreciation (herein the "Sublandlord's Insurance"). Subtenant agrees that it shall pay its agreed share of the cost of the Sublandlord's Insurance; provided, however, that Subtenant shall have no rights in said policy or policies maintained by Sublandlord and shall not, by reason of such reimbursement, be entitled to be a named insured thereunder.

In the event that Subtenant is able to arrange for insurance coverage reasonably equivalent to the coverage provided in Sublandlord's Insurance, from a comparable reputable insurer and at a premium which is lower than the premium otherwise payable for Sublandlord's Insurance, Sublandlord agrees to obtain the Sublandlord's Insurance from such other broker; and, if Sublandlord fails to refuses to obtain such alternative insurance coverage from the insurer recommended by Subtenant, Subtenant shall have the right to contest any increase in the premiums that are charged to the Subtenant from time to time during the term of this Sublease for the Sublandlord's Insurance.

Subtenant agrees to carry insurance against fire and such other risks as are, from time to time, included in standard extended coverage endorsements, insuring Subtenant's stock-in-trade, signs, trade fixtures, fixture, furnishings, special equipment, floor and wall coverings, and all other items of personal property of Subtenant located on or within the Premises, such coverage to be in an amount equal to the actual cash value of such items.

E. <u>Mutual Waiver of Subrogation</u>. All insurance policies carried by either party covering the Premises, including but not limited to contents, fire, and casualty insurance, shall to the extent permitted by law expressly waive any right on the part of the insurer against the other party. The parties hereto

agree that their policies will include such waiver clause or endorsement so long as the same shall be obtainable without extra cost, or if extra shall be charged therefore, so long as the Subtenant pays such extra cost. The failure of any insurance policy to include such waiver clause or endorsement shall not affect the validity of this Sublease, Subtenant further agrees to waive all claims, causes of action and rights of recovery against the Sublandlord and Landlord, and their respective agents, officers, and employees, for any injury to or death of persons or any damages or destruction of persons, property or business which shall occur on or about the Premises originating from any cause whatsoever including the negligence of either party and their respective agents, officers, and employees to the extent such injury, death, or property damage is required to be covered by a policy or policies maintained by either Sublandlord or Subtenant pursuant to this Sublease.

XII. DAMAGE AND DESTRUCTION

A. General: In the case of damage to or destruction of all or any portion of the Building by fire or any other causes, similar or dissimilar, insured on uninsured, ~~Subtenant~~ the parties covenant~~s~~ to restore, repair, replace or rebuild the Building so damaged or destroyed as nearly as possible to the condition, quality and class it was in immediately prior to such damage or destruction, together with such changes, alterations, or additions as Landlord shall reasonably require; but if sublandlord fails or refuses to so repair or restore the premises promptly, subtenant shall have the right to do so; provided, however, that Subtenant's obligations to restore, repair, replace or rebuild the Building or any of the property or equipment insured by Sublandlord's Insurance as set forth in Article XI(D) above (a) shall be limited to the net amount of the insurance proceeds actually recovered from the Sublandlord's Insurance for any such damage or destruction, and (b) is subject to the availability, application and use of such insurance proceeds for the payment of such repairs. Sublandlord will apply and make such payments as reasonably requested by Subtenant, against properly certified vouchers of a competent architect in charge of the work who is reasonably approved by Sublandlord.

B. Manner of Making Repairs: All such restorations, repairs replacements, additions or rebuilding shall be commenced promptly and prosecuted with due diligence and in an expeditious matter. In no event, shall Sublandlord be required to repair or replace Subtenant's stock and trade, trade fixtures, furniture, furnishings, equipment, or personal property, which shall be the obligation of Subtenant to replace in an amount at least equal to the condition immediately prior to such damage. It is expressly understood and agreed that if the insurance proceeds recovered by Subtenant with respect to any damage or destruction to Subtenant's property, fixtures or improvements are insufficient by any amount or for any reason to pay the entire cost of repairing, replacing or rebuilding such property, fixtures or improvements,

Subtenant agrees to pay such deficiency.

C. **Rent Abatement**: Following the occurrence of any such damage or destruction, and unless the Sublandlord either (i) elects not to repair and rebuild the Demised Premises following the occurrence any such damage or destruction as provided in the next succeeding paragraph, or (ii) fails or refuses to permit the use and application of the proceeds from the Landlord's Insurance to the costs of such restorations, repairs replacements, additions or rebuilding as may be required as aforesaid, this Sublease shall remain in full force and effect and Subtenant's obligation to make payments of the fixed Minimum Rent, Additional Rent, and all other charges on the part of the Subtenant to be paid and to perform all other covenants and agreements on the part of the Subtenant to be performed shall not be affected by any such damage to or destruction of the Building, except to the extent to which Landlord receives a net sum as proceeds of any rent insurance; it being understood and agreed that Subtenant must pay Sublandlord any deficiency between rent due and any rent insurance received by Sublandlord; and Subtenant hereby waives the provision of any statue or law now or hereafter in effect contrary to such obligations or which relieves Subtenant therefrom.

If Sublandlord either (i) elects not to repair and rebuild the Demised Premises following the occurrence of any such damage or destruction, or (ii) fails or refuses to permit the use and application of the proceeds from the Landlord's Insurance to the costs of such restorations, repairs, replacements, additions or rebuilding as may be required as aforesaid, this Sublease shall terminate, and Subtenant shall not be required to make any further payments of Minimum Rent, Additional Rent or any and all other charges under this Sublease, and this Sublease shall cease and terminate effective as of the date of such damage or destruction to the Building.

D. **Damage of Destruction During the Last Five Years**: If, during the last five (5) years of this Sublease, the Premises or a substantial portion thereof are damaged or destroyed (i) to the extent that more than fifty (50%) percent thereof is rendered unusable, or (ii) by a cause or casualty other than those fully covered by fire and extended coverage insurance, or (iii) to the extent that it would take, in the Sublandlord's reasonable opinion, in excess of six (6) months to complete the requisite repairs, then Sublandlord may either terminate this Sublease or restore the damage or destruction on its own. Sublandlord's election to terminate this Sublease pursuant to the preceding sentence shall be exercised by written notice to Subtenant given within sixty (60) days after the occurrence of such damage or destruction.

XIII. ASSIGNMENT AND SUBLETTING

Subtenant shall not be permitted to assign this Sublease except to an entity controlled by principals of equivalent operating expertise and financial strength and subject to the Sublandlord's consent, which consent shall not be unreasonably withheld. Subtenant shall not be permitted to sublet any portions of the Demised Premises in excess of 5,000 square feet to a single business, concessionaire or licensee without in each instance requesting and obtaining the prior written consent of the Sublandlord, which consent shall not be unreasonably withheld. Subtenant shall, however, be permitted to sublet smaller portions of the Premises (not in excess of 5,000 square feet) to entities that it reasonably believes, after appropriate investigation, have a good credit rating and both the financial strength and business acumen to complement its overall business plans and operations at the Demised Premises, without first obtaining the Sublandlord's prior written consent; provided, in each such case, Subtenant shall promptly provide Sublandlord with a true and correct copy of the sublease agreement, a description of the exact nature of such entity's proposed business, and such financial and business background materials on such entities as Sublandlord may reasonably request. Entities expressly approved by Sublandlord as aforesaid and entities to whom the Subtenant sublets less than 5,000 square feet of space in accordance with the foregoing provisions are herein referred to as "Subtenant's Approved Subtenants."

Subtenant agrees that Sublandlord's failure or refusal to consent shall be deemed reasonable if, in Sublandlord's opinion, among other things: (i) Subtenant is in default under this Sublease; (ii) the proposed sublease or assignment would tend to result in the violation of any applicable law, ordinance or regulation; (iii) the nature of the business of any such sublessee (a) is of an unlawful, dangerous, noxious or offensive trade or business, (b) is of a type that is expressly prohibited under the terms of Article I(A)(4) above, (c) (1) is a flea market; (2) a massage parlor; (3) funeral home; (4) a facility for the sale, display or warehousing of pornographic material or (5) a facility for the sale or warehousing of paraphernalia for use with illicit drugs.

Subtenant shall be prohibited from mortgaging, pledging, hypothecating or otherwise utilizing the Sublease as security or for any reason whatsoever. The foregoing shall be considered a material breach of the Sublease. Further, should the Sublease be terminated, then and in that event, all Subtenant Approved Subtenants leases shall likewise terminate.

XIV. EMINENT DOMAIN

If the Demised Premises or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi-public use or purpose by any authority in appropriate proceedings or by any right of eminent domain, the entire

compensation award thereof, including, but not limited to, all damages as compensation for diminution in value of the subleasehold, reversion and fee, shall belong to Sublandlord. Subtenant shall have the right to recover from the condemning authority, but not from Sublandlord, such compensation as may be separately awarded to Subtenant. In the event of a taking under the power of eminent domain of (i) more than twenty-five percent (25%) of the Premises or (ii) a sufficient portion of the Demised Premises so that after such taking less than fifty percent (50%) of the leasable floor area within all buildings within the Demised Premises (as constituted prior to such taking) are occupied by tenants, either Sublandlord or Subtenant shall have the right to terminate this Sublease by notice in writing given within ninety (90) days after the condemning authority takes possession, in which event all rents and other charges shall be prorated as of the date of such termination. In the event of a taking of any portion of the Premises not resulting in a termination of this Sublease, Sublandlord shall use so much of the proceeds of Sublandlord's award for the Premises as is required therefore to restore the Premises to a complete architectural unit and this Sublease shall continue in effect with respect to the balance of the Premises, with a reduction of Minimum Rent and Additional Rent in proportion to the portion of the Premises taken.

XV. DEFAULT BY SUBTENANT

If Subtenant defaults in the payment of Minimum Rent, Additional Rent, or other monetary charges as shall become due and owing under this Sublease, is not made within ~~ten (10)~~ seven (7) following Sublandlord's written notice that same is due, Sublandlord shall have the right to exercise any and all rights or remedies available to Sublandlord at law, in equity or otherwise, arising from such default including but not limited to the right to (i) terminate this Sublease, or (ii) enter upon the Premises without terminating this Sublease and relet the Premises or keep Subtenant's Approved Subtenants, at Sub-Landlord's option, and collect the rents therefrom for the remainder of the term upon terms and conditions reasonably acceptable to Sublandlord and immediately recover from Subtenant any monies for the balance of the term, plus expenses of reletting; provided that in no event shall Sublandlord be obligated to provide Subtenant with written notice of any monetary default more than once per calendar year.

If Subtenant shall default in the performance of any other of Subtenant's material non-monetary obligations hereunder and Subtenant fails to remedy such default within fifteen (15) days after written notice from Sublandlord, or if a receiver of any property of Subtenant on the Premises is appointed, or if Subtenant's interest in the Premises is levied upon by legal process, or if Subtenant be adjudged bankrupt and Subtenant fails within thirty (30) days to cause the vacation of such appointment, levy or adjudication, or if Subtenant files a voluntary petition in bankruptcy, disposes of all or substantially all of its assets in bulk, or makes an assignment for the benefit of its creditors, then and in any such instance, without further notice to Subtenant,

Sublandlord shall have the right to exercise any and all rights or remedies available to Sublandlord at law, in equity or otherwise, arising from such default including but not limited to the right to (i) terminate this Sublease, or (ii) enter upon the Premises without terminating this Sublease and relet the Premises or keep Subtenant's Approved Subtenants, at SubLandlord's option, and collect the rents there from for the remainder of the term upon terms and conditions reasonably acceptable to Sublandlord and immediately recover from Subtenant any monies for the balance of the term, plus expenses of reletting.

Subtenant's failure to pay Rent, Additional Rent, or any other Sublease costs when due under this Sublease may cause Sublandlord to incur unanticipated costs. The exact amount of such costs is impractical or extremely difficult to ascertain. Such costs may include, but are not limited to, processing and accounting charges and late charges that may be imposed on Sublandlord by any ground lease, sublease, mortgage, or deed of trust encumbering the Demised Premises. Therefore, if Sublandlord does not receive the Rent, Additional Rent, or any other Sublease costs in full on or before the ~~tenth (10th)~~ seventh (7th) day of the month it becomes due, Subtenant shall pay Sublandlord a late charge, which shall constitute liquidated damages, equal to five percent (5%) of the amount then due and owing ("Late Charge"), which shall be paid to Sublandlord together with such Rent, Additional Rent, or other Sublease costs then in arrears. The parties agree that such Late Charge represents a fair and reasonable estimate of the cost Sublandlord will incur by reason of such late payment. All Late Charges and any returned check charges shall then become Additional Rent and shall be due and payable immediately along with such other Rent, Additional Rent, or other Sublease costs then in arrears.

Money paid by Subtenant to Sublandlord shall be applied to Subtenant's account in the following order: (i) to any unpaid Additional Rent, including, without limitation, Late Charges, returned check charges, legal fees and/or court costs legally chargeable to Subtenant, and then (ii) to unpaid Minimum Rent. Nothing herein contained shall be construed so as to compel Sublandlord to accept any payment of Rent, Additional Rent, or other Sublease costs in arrears or Late Charge or returned check charge should Sublandlord elect to apply its rights and remedies available under this Sublease or at law or equity in the event of default hereunder by Subtenant. Sublandlord's acceptance of Rent, Additional Rent, or other Sublease costs in arrears or Late Charge or returned check charge pursuant to this clause shall not constitute a waiver of Sublandlord's rights and remedies available under this Sublease or at law or equity.

Subtenant agrees to pay to Sublandlord upon demand, as Additional Rent, a sum equal to all reasonable costs and expenses including but not limited to reasonable attorney fees, professional fees, costs of investigation and disbursements) incurred by Sublandlord in enforcing any or all of its rights hereunder, specifically including the cost of collecting sums due, whether or not an action or proceeding is commenced, or levying and collecting on any judgment or arbitration award in

Sublandlord's favor.

All rights and remedies of Sublandlord herein enumerated shall be cumulative, and none shall exclude any other remedies allowed at law or in equity.

In any and all events where the Subtenant has not complied and or cured its default or defaults, with respect to all or part of the terms of this Article, for more than 15 days, other than rent which requires a 3 day cure, then in that event, the Subtenant appoints the Sublandlord the absolute sole right to collect any rents due Subtenant from any and all tenants of the Subtenant to cure any and all defaults of the Subtenant. In all Subtenant Approved Subleases there shall be a provision that notifies the Consent Approved Subtenants that the Sublandlord has the right to collect rent directly from them upon an uncured monetary default by Subtenant pursuant to Article X of this Sublease.

XVI. NOTICES

Any notice or consent required to be given by or on behalf of either party to the other shall be given in writing and mailed by certified mail return receipt requested, or by overnight courier service which provides a receipt, at the addresses stated on Article I(A)(16), (17) and (18) of this Sublease, or at such other address as may be specified, from time to time, by notice in the manner herein set forth. Notices shall be deemed given upon actual receipt or, if delivery is refused, when delivery is attempted.

XVII. ADVANCE RENT AND SUBLEASE GUARANTY

A. **Advance Rent**: As set forth in Article I(A)(15) above, Subtenant shall pay and deliver to Sublandlord on the Sublease Possession Date the sum of , as Advance Rent, which sum is in lieu of any security deposit under this Sublease, and which sum need not be held by Sublandlord in an escrow or other form of segregated account. At the expiration or earlier termination of this Sublease, upon the surrender of the Demised Premises by the Subtenant and the delivery of all the keys to said Demised Premises to Sublandlord, Sublandlord shall pay and return the Advance Rent to Subtenant, without interest, less any Minimum Rent or Additional Rent that is then due and owing under the terms of this Sublease.

B. **Security Deposit**: Every five (5) years when Rent increases as per Article 1(A)(8) of this Sublease, the Advance Rent will likewise increase such that Subtenant will pay to Sublandlord two thirds 2/3 of said annual increase which shall be held as advanced Rent. Notwithstanding anything herein to the contrary, during the last eight month's of the lease, Subtenant shall pay to Sublandlord the then current monthly minimum rent which shall be held by Sublandlord as rental security for the subject premises. Said security shall be returned to Subtenant no later than ninety (90) days after the Sublease's termination provided the demised premises are returned to Sublandlord at

that time and in good condition. Further, the advanced rent held by Sublandlord shall be applied to the then current monthly rent due by Subtenant to Sublandlord for the last eight months of the rental term.

C. <u>Sublease Guaranty</u>: As an inducement to Sublandlord to execute this Sublease, Sublandlord shall have received, as a condition to Sublandlord's obligations hereunder, a "good-guy guarantee agreement" from the individuals identified in <u>Article I(A) (18)</u>, the form of <u>Exhibit "E"</u> attached hereto and made a part hereof, guaranteeing to Sublandlord the payment of all Minimum Rent and Additional Rent up to the latest date on which the Subtenant shall have (a) actually vacated and surrendered the Demised Premises after not less than ~~90~~ 120 days prior written notice to Sublandlord, (b) returned the keys to Demised Premises to the Sublandlord, and (c) paid in full all accrued Minimum Rent and Additional Rent then due and owing under this Sublease.

XVIII. MORTGAGE SUBORDINATION

This Sublease, and Subtenant's rights hereunder shall be subject and subordinate to the lien of any mortgages or deeds of trust or other similar instruments that may now exist or may hereafter be placed upon the Demised Premises and all renewals, replacements, and extensions thereof without further notice or action on the part of Sublandlord or Subtenant, provided that the holder of such mortgages or deeds of trust or other similar instruments agrees that the Subtenant's right to possession of the Premises shall not be disturbed, its rights under this Sublease shall not materially be lessened, and its obligations thereunder shall not be increased, so long as no Event of Default exists. Subtenant agrees that if the holder of any such mortgages, deeds of trust or other similar instruments or any other entity that acquires the right to possession of the Premises shall request, Subtenant will attorn to, and recognize such mortgagee or purchaser or such other entity as the Sublandlord under this Sublease for the balance of the term, subject to all of the provisions of this Sublease. Within ten (10) days after being so requested, Subtenant agrees that it shall execute and deliver such instruments (including but not limited to a Memorandum of Sublease and/or a Subordination, Non-Disturbance and Attornment Agreement in recordable form) which may be required by Sublandlord's mortgagee or trustee to evidence such subordination.

Notwithstanding anything herein to the contrary, Sublandlord agrees to use its best efforts to obtain such Non-disturbance Agreement from its then current mortgagee. However, if said mortgagee is unwilling to agree to the non-disturbance agreement, despite Sublandlord's best efforts, then and in that event, this Sublease shall be and will be subordinate to any such mortgage.

XIX. ESTOPPEL CERTIFICATES

At any time and from time to time, Subtenant agrees, upon request in writing from Sublandlord, to execute and deliver to Sublandlord within ten (10) days of any such request, for the benefit of such persons as Sublandlord names in such request, a statement in writing and in substance satisfactory to Sublandlord certifying to such of the following information as Sublandlord shall request: (i) that this Sublease constitutes the entire agreement between Sublandlord and Subtenant and is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications); (ii) the dates to which the Minimum Rent, Additional Rent, and other charges hereunder have been paid, and the amount of any security deposited, if any, with Sublandlord; (iii) that the Premises have been completed on or before the date of such letter and that all conditions precedent to the Sublease taking effect have been carried out; (iv) that Subtenant has accepted possession, that the Sublease Term has commenced, that Subtenant is occupying the Premises, that Subtenant knows of no default under the Sublease by Sublandlord and that there are no defaults or offsets which Subtenant has against enforcement of this Sublease by Sublandlord; and (v) the actual commencement date of the Sublease and the expiration date of the Sublease.

XX. QUIET ENJOYMENT

Sublandlord hereby covenants and agrees that if Subtenant shall perform all the covenants and agreements herein stipulated to be performed on Subtenant's part, Subtenant shall at all times during the continuance hereof have the peaceable and quiet enjoyment and possession of the Premises without any hindrance from Sublandlord or any person or persons lawfully claiming the Premises.

XXI. LIABILITY OF LANDLORD AND/OR SUBLANDLORD

Except for damages caused by the wilful misconduct, intentional acts or gross negligence of Landlord, or Sublandlord, or their respective agents, neither the Landlord nor the Sublandlord shall have any liability whatsoever with regards to the Subleased Premises; and the Subtenant agrees to hold Landlord and Sublandlord harmless from any and all liability arising under this Sublease, including but not limited to, whether expressed, contemplated, latent, unintentional, foreseen or unforeseen, implied or un-implied. In the event of any claims against the Landlord or the Sublandlord based upon wilful misconduct, intentional acts or gross negligence, Subtenant agrees that (a) its sole rights and recourse against the Landlord and/or the Sublandlord shall be limited to their respective interests in the Demised Premises; and (b) it will not have any right to satisfy any judgment which it may have against the Landlord and/or the Sublandlord, or any successor(s), from any other assets of the Landlord and/or the Sublandlord, or their respective successor(s).

The provisions of this paragraph are not intended to limit Subtenant's rights (a) to seek injunctive relief, specific performance, or other similar equitable remedies, (b) to assert the defense of contributory negligence by the Landlord or the Sublandlord in any action asserted against it, or (c) to claim the right to the proceeds of insurance (if any) specifically maintained by Sublandlord for the benefit of the Subtenant.

XXII. ENVIRONMENTAL MATTERS

A. Sublandlord hereby covenants to Subtenant as follows:

1. From and after the date on which the Sublandlord delivers complete, exclusive and unencumbered possession of the Demised Premises to Subtenant, Subtenant shall be responsible for all costs incurred in complying with any order, ruling or other requirement of any court or governmental body or agency having jurisdiction over the Premises requiring Sublandlord or Subtenant to comply with any laws which relate to Hazardous Material (as hereinafter defined) in general or which relate to Hazardous Material created, handled, placed, stored, used, transported or disposed of at, on or under the Premises, including, without limitation, the cost of any required or necessary repair, cleanup or detoxification and the preparation of any closure or other required plans, and Subtenant shall diligently pursue to completion all such work required in connection with the same; and

2. Subject to the provisions of Article VI(A) above, Subtenant shall indemnify, defend and hold Sublandlord and Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, sums paid in settlement of claims, reasonable attorneys' fees, consultant fees and expert fees), which might directly or indirectly, or in whole or part, be caused by, arise out of, or be related to: (a) Hazardous Material which was created, handled, placed, stored, used, transported or disposed of by Subtenant or its employees, agents or contractors; or (b) Hazardous Material with respect to which any court, governmental body or agency having jurisdiction over the Premises holds Sublandlord or Subtenant, which ever the case may be, responsible or otherwise requires Sublandlord or Subtenant to undertake any repair, cleanup, detoxification or other remedial action. Sublandlord makes no representations whatsoever concerning environmental matters at the Demised Premises.

3. Subtenant shall comply with all applicable laws, rules and regulations relating to Subtenant's Hazardous Materials, and Subtenant shall be responsible for and shall properly maintain and protect the Premises against risks posed by Subtenant's Hazardous Materials.

B. As used herein, the term "Hazardous Material" means without limitations, petroleum products, asbestos, and any other hazardous or toxic substance, material or waste, which is or becomes regulated by any local governments authority having

jurisdiction over the Demised Premises, the State in which the Demised Premises is located or the United States government (including any agency thereof), whether originating from the Premises or, as to Sublandlord migrating, flowing, percolating, diffusing or in any way moving onto or under the Premises now or in the future.

XXIII. MISCELLANEOUS PROVISIONS

A. **Accord and Satisfaction.** No payment by Subtenant, or anyone occupying the Premises by, through or under Subtenant, or receipt by Sublandlord of a lesser amount than the rents stated herein shall be deemed to be other than on behalf of Subtenant and on account of the next due rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord's right to recover the balance of such rent or pursue any other remedy provided for in this Sublease or available at law or in equity.

B. **Waiver**. No waiver of any condition or legal right or remedy shall be implied by the failure of Sublandlord to declare a forfeiture, or for any other reason, and no waiver of any condition or covenant shall be valid unless it be in writing signed by Sublandlord. No waiver by Sublandlord with respect to one or more tenants or occupants of the Demised Premises shall constitute a waiver in favor of any other tenant, nor shall the waiver of a breach of any condition be claimed or pleaded to excuse a future breach of the same condition or covenant.

C. **Broker's Commission**. Subtenant acknowledges its responsibility and obligation to pay a brokerage commission in the aggregate amount of jointly to Mehran Realty Corp. and Harvest International pursuant to the terms and conditions of the separate brokerage commission agreements attached hereto as Exhibits F and G; and Sublandlord and Subtenant mutually represent and warrant to each other that said Mehran Realty Corp. and Harvest International are the sole Brokers in respect to this Sublease and that neither of them has dealt with any other Broker in connection with this Sublease; and each party hereby covenants and agrees to indemnify the other from and against any and all claims for brokerage commission by any other broker arising from either of them having dealt with any such other broker in connection with this Sublease.

D. **No Partnership**. Sublandlord does not, in any way or for any purpose, become a partner of Subtenant in the conduct of its business, or otherwise, or a joint venture or a member of a joint enterprise with Subtenant.

E. **Sublease inures to the Benefit of Assignees**. This Sublease and all of the covenants, provisions, and conditions herein contained shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and assigns

respectively, of the parties hereto, provided, however, that no assignment by, from through, or under Subtenant in violation of the provisions hereof shall vest in the assigns any right, title, or interest whatever.

F. **Entire Agreement**. This Sublease and the exhibits attached hereto set forth the entire agreement between Sublandlord and Subtenant, and all prior promises and agreements, oral or written, between them are merged into this Sublease. No amendment to this Sublease shall be binding upon Sublandlord or Subtenant unless in writing.

G. **Abandonment, Surrender and Holding Over**. Subtenant shall deliver up and surrender to Sublandlord possession of the Premises upon the expiration of the Sublease Term or its prior termination for any reason, in as good condition and repair as the same shall be at the commencement of said term (damage by fire and other perils covered by standard fire and extended coverage insurance and ordinary wear and decay only excepted). At the time Subtenant shall deliver and surrender possession of the Premises to Sublandlord, Subtenant shall provide Sublandlord with a written statement from an HVAC contractor reasonably acceptable to Sublandlord who shall certify that the HVAC system servicing the Premises has been properly maintained and is in good working order. If Subtenant shall fail to provide such statement to Sublandlord, Sublandlord shall have the right, but not the obligation to retain an HVAC contractor of Sublandlord's choosing who shall inspect the HVAC system servicing the Premises and report to Sublandlord as to the condition of said HVAC system. If such report discloses the need for repair or maintenance, Sublandlord shall have the right, but not the obligation, to cause such repairs or maintenance. Subtenant shall reimburse Sublandlord for all direct and actual costs and expenses so incurred by Sublandlord in performing the inspection, maintenance and/or repairs.

If Subtenant remains in possession of the Premises after any termination of this Sublease, no tenancy or interest in the Premises shall result, but such holding over shall be an unlawful detainee and all such parties shall be subject to immediate eviction, and Subtenant shall upon demand pay to Sublandlord, as liquidated damages, a sum equal to two hundred percent (200%) of the Minimum Rent payable during the calendar month immediately preceding the expiration or earlier termination of this Sublease for any period during which Subtenant shall hold the Premises after the stipulated term of this Sublease shall expire or may have terminated. If Subtenant vacates the Premises prior to the scheduled expiration of the Sublease Term Subtenant shall be in default of this Sublease, and if Subtenant has not re-entered the Premises and resumed the operation of the business set forth in Article VIII of this Sublease for a period of ~~thirty (30)~~ twenty 20 consecutive days, Subtenant shall be deemed to have abandoned the Premises, and Sublandlord shall have the right, but not the obligation, to take sole possession of the Premises on or after the tenth (10th) day following the expiration of said ~~thirty (30)~~ twenty 20 day period and Sublandlord may relet said Premises in accordance with the terms in Article XVI

hereof.

H. **No Option.** The submission of this Sublease by Sublandlord for review by Subtenant does not constitute a reservation of or option for the Premises, and shall vest no right in Subtenant. This Sublease becomes effective as a Sublease only upon execution and delivery thereof by the parties hereto.

I. **Captions** : The captions are inserted only as a matter of convenience and for reference and in no other way define, limit or describe the scope of this Sublease, nor the intent of any provision Thereof.

J. **Power of Attorney**. If Subtenant fails to deliver any documents required to be delivered to Sublandlord under the terms of Articles XVIII and XIX of this Sublease within ten (10) business days after Sublandlord's written request, Subtenant does hereby make, constitute, and irrevocably appoint Sublandlord as its attorney-in-fact and in its place and stead to do so.

K. **Severability.** If any provision or section of this Sublease is rendered invalid by the decision of any court or by the enactment of any law, ordinance or regulation, such provision of this Sublease shall be deemed to have never been included therein, and the balance of this Sublease shall continue in effect in accordance with its terms.

L. **Waiver of Trial by Jury**: The parties hereto waive a trial by jury on any or all issues arising in any action or proceeding between them or their successors under or connected with this Sublease or of its provisions, any negotiations in connection therewith, or the Subtenant's use or occupation of the subleased premises.

M. **Net Rent**: It is the intention of Sublandlord and Subtenant that the rent herein specified shall be net to Sublandlord in each year of the term hereof, and that all costs, expenses and obligations relating to the Premises shall be paid by Subtenant without any claims, offsets or abatements whatsoever.

N. **Counterparts**: This Sublease may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one document.

O. **Consents**: With respect to any provision of this Sublease which provides or infers, in effect, that Sublandlord shall not unreasonably withhold or unreasonably delay its consent or approval Subtenant, in no event, shall be entitled to make, nor shall Subtenant make, any claim against Sublandlord for money damages, and Subtenant hereby waives any claim or assertion by Subtenant that Sublandlord has unreasonably withheld or unreasonably delayed any consent or approval and Subtenant waives any provisions in law to enforce this clause under the sublease.

P. **Force Majeure**: If Sublandlord or Subtenant is prevented or delayed in the

performance of any improvement or repair or fulfilling any other obligation required under this Sublease (except any of such party's obligations to pay any sums of money under the applicable provisions hereof) due to delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, acts of God, governmental prohibitions or regulation, inability or difficulty to obtain materials or other causes beyond the performing party's reasonable control, the performing party shall, within five (5) days of the event causing such delay, provide written notice to the other party of the event causing the delay and the anticipated period of delay, and the period of such delay shall be added to the time for performance thereof. The performing party shall have no liability by reason of such permitted delays. If the performing party fails to provide notice to the other party of the force majeure delay within such five (5) day period, the performing party shall not be excused from the timely performance of such obligation regardless of the cause.

Q. **Sublandlord and/or Landlord.** Wherein this Sublease mentioned Sublandlord it is expressly understood that it is the intent to protect and save harmless the Sublandlord as well as Landlord, and shall also pertain to any inferences, mentions or directions as contained herein.

R. **Viability of Sublease Agreement**. This Sublease Agreement, all its terms and provisions, will not and does not bind any parties herein mentioned until such a time when the parties have duly executed this Sublease Agreement.

S. **Financial Statements**. Subtenant shall, within ten (10) days after receipt of a written request from Sublandlord, furnish, and cause any guarantor to furnish, directly to any financial institution having an interest in the Demised Premises such current financial statements and such other financial information as such financial institution may reasonably request in accordance with customary practices; provided that financial institution covenants and agrees that such financial information shall be treated as confidential.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Sublandlord and Subtenant and guarantor have caused this Sublease to be signed, in triplicate, as of the date and year first above written.

WITNESSES AS TO SUBLANDLORD:

FUTURAMA HOME FURNITURE OF QUEENS, INC.,
As Sublandlord

By: [signature]

ALEXANDER J. MEHRAN
(Print Name)

PRESIDENT
(Title)

WITNESSES AS TO SUBTENANT

GENKING, LLC, as Subtenant
As Subtenant

By: [signature]

CHO-CHIAO LIN
(Print Name)

PRESIDENT -Member
(Title)

GUARANTORS:

[signature]
Ow Nam Chin

[signature]
Cho Chiao Lin

STATE OF NEW YORK:)
) SS
COUNTY OF QUEENS:)

BEFORE ME, a Notary Public in and for the State of New York, personally appeared Alexander T. Mehran known to me to be the President of Sub-landlord the company which executed the foregoing instrument, who acknowledged that he did sign and seal the foregoing instrument for and on behalf of said corporation being thereunto duly authorized by the company that the same is his/true free act and deed as such officer and the free at and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at this ~~18th~~ 30th day of March, 2004.

Una May Chang
Notary Public

UNA MAY CHANG
Notary Public, State of New York
No. 31-4523068
Qualified in New York County
Commission Expires February 28, 2007

STATE OF NEW YORK:)
) SS
COUNTY OF QUEENS:)

BEFORE ME, a Notary Public in and for the State of New York, personally appeared Cho-Chiao LIN known to me to be the Member of Genking LLC

the company which executed the foregoing instrument, who acknowledged that he did sign and seal the foregoing instrument for and on behalf of said corporation being thereunto duly authorized by the company that the same is his/true free act and deed as such officer and the free at and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal at this 18th day of March, 2004.

Una May Chang
Notary Public

UNA MAY CHANG
Notary Public, State of New York
No. 31-4523068
Qualified in New York County
Commission Expires February 28, 2007

THIS ADDENDUM TO SUBLEASE, entered into at 37-02 Main St., Queens, NY 11354, as of this 30th day of March, 2004 by and between FUTURAMA HOME FURNITURE OF QUEENS, INC., a New York business corporation ("Sublandlord"), and GENKING, LLC, a New York limited liability company ("Subtenant").

WITNESSETH:

WHEREAS, simultaneously herewith, the Sublandlord and the Subtenant have entered into a Sublease (the "Sublease), pertaining to certain premises known as and located at 37-02 Main Street, Flushing, NY (the "Demised Premises"); and

WHEREAS, the parties wish to clarify certain matters set forth in <u>Articles XI(D)</u> [redacted] of the Sublease;

NOW, THEREFORE, the parties agree to amend and modify the Sublease as follows:

THE INSURANCE FOR THE BUILDING SHALL BE 100% OF THE REPLACEMENT COST WITHOUT DEPRECIATION. HOWEVER THE SUBLANDLORD AGREES THAT THE 100% REPLACEMENT COST SHALL BE BASED ON THE LEGAL FLOOR AREA RATIO AND AS REQUIRED BY THE INSURANCE CARRIER.

IN WITNESS WHEREOF, Sublandlod and Subtenant have cause this Addendum to Sublease to be signed as of the date and year first written above.

FUTURAMA HOME FURNITURE OF QUEENS, INC., As Sublandlord	**GENKING, LLC As Subtenant**
By: ______ Pres	By: ______

"EXHIBIT B"

Lease Agreement

EXHIBIT "B"

CONSENT

JOSEPH MEHRAN, President of MEHRAN ENTERPRISE LTD, a New York domestic corporation with offices at 37-02 Main Street, Flushing, New York 11354 and owner of said 37-02 Main Street, Flushing, New York 11354 hereby consents to each and every term of the Sub-Lease between FUTURAMA HOME FURNITURE OF QUEENS, INC., as Sub-Landlord and GENKING, LLC, as Sub-Tenant for premises 37-02 Main Street, Flushing, New York 11354 dated and executed simultaneously herewith on March 30 2004.

Dated: Flushing, New York
March 2004

MEHRAN ENTERPRISE LTD.

BY ______________ Pres
JOSEPH MEHRAN, Pres

JMEHRAN.63X

EXHIBIT "D"

I. WORK BY SUBLANDLORD

From and after the Sublease Possession Date, the Sublandlord is not required to perform any work whatsoever on, in or to the Demised Premises. (See Article VI(A))

II. WORK BY SUBTENANT

General Requirements

Upon completion of Subtenant's Work, it shall be the obligation and responsibility of Subtenant to obtain (at it's sole cost and expense), and provide Sublandlord with a copy of, a Certificate of Occupancy (or local equivalent) issued for the Premises as soon as reasonably practical; and Subtenant agrees that prior to opening for business it shall obtain a Temporary Certificate of Occupancy (or the equivalent thereof). Subtenant further agrees to use its reasonable best efforts to convert any Temporary Certificate of Occupancy into a Permanent Certificate of Occupancy as soon as reasonably practicable; and should it fail to do so in a timely manner, Sublandlord shall have the right to do whatever is necessary to obtain the Permanent Certificate of Occupancy and may bill Subtenant for any and all costs incurred therefore, plus the appropriate management fee, Landlord and Sublandlord agree to use their best efforts to assist and cooperate with Subtenant in obtaining any Certificates of Occupancy.

Exterior Work

Subtenant shall not perform any work, which would in any way alter or modify the structural integrity of the building without prior written approval from the Sublandlord, except for such alterations to the exterior facade of the Building as approved by Sublandlord.

Interior Work

Subtenant shall provide all necessary work according to Subtenant's business and local code requirements. This work shall include but not necessarily be limited to the following:

1. All interior partition walls, doors, etc.

2. All necessary plumbing work

a). Subtenant shall apply to the local utility company for water/sewer service and shall pay all tap, connection and impact fees attributable to Subtenant's design and nature of Subtenant's business.

b). Subtenant shall pay for meter set and all related fees if individual metering is required by Sublandlord.

3. All necessary electrical work.

a) At Subtenant's option, Subtenant may provide burglar alarm system, emergency generator, Muzak system, etc. as reasonably approved by the Sublandlord.

b) Subtenant shall apply to the local utility company for direct metering and/or service and shall pay all related fees.

4. Heating, Ventilating and Air Conditioning

a) Installation new HVAC units, supply air diffusers and return air grilles as reasonably approved by the Sublandlord.

b) If applicable, Subtenant shall apply to the local utility company for gas service and/or metering and shall pay all related fees.

c) If Subtenant or Subtenant's Approved Subtenants shall conduct any of the following businesses at the Demised Premises, to wit: restaurants, food services, pet shops, hair/nail salons, barber shops, laundromats and any other uses which, in the reasonable opinion of the Sublandlord, produce odors, Subtenant shall provide an exhaust system which will prevent such odors from entering any other portions of the Building.

7. Fire Protection

a) Subtenant shall install and maintain at its own expense such sprinkler system or systems as shall be required by law. The location, type and number of sprinkler heads shall be based upon local codes and the Sublandlord's insurance underwriter requirements.

b) Subtenant shall install and maintain any fire alarm system and monitoring thereof as may be required by governing codes and authorities, including such fire extinguishers, flame retardants, smoke/heat detectors, etc. as are required by all applicable building codes, laws, regulations and ordinances.

8. Insurance

a) Supplementing the provisions contained in <u>Article XI (B)</u> above, Subtenant shall require its Contractors to provide and maintain the following insurance coverages:

i) For all of said Contractors' employees, Worker's Compensation insurance in the minimum amounts required by the State of New York and to comply in all respects with the employment and payment of labor insurance required by any constituted authority having legal jurisdiction over the area in which the work is performed.

ii) Commercial General Liability insurance including Contractual and Contractor's Protective Liability coverage with a minimum limit of Three Million Dollars ($3,000,000) on account of bodily injuries (including death), personal injuries and/or property damage for each occurrence and a minimum limit of Five Million Dollars ($5,000,000) general aggregate.

iii) The Sublandlord and Landlord and interested parties shall be named the insured, on all insurance policies required hereunder and certificates of insurance evidencing complying with this paragraph shall be provided to Sublandlord prior to commencement of any work in the Premises. Such insurance shall be primary insurance and shall not contribute with any other insurance available to Sublandlord. Certificates of insurance must contain an endorsement to the effect that Sublandlord shall be given at least thirty (30) days prior written notice in the event of cancellation thereof.

iv) It shall be the sole and exclusive responsibility of the Subtenant to require its contractors to carry their own Builder's Risk insurance covering materials and work performed on or about the Demised Premises. Subtenant shall be responsible for any deductible amount payable under Sublandlord's property insurance if carried by Sublandlord at its option at it sole cost and expense of Subtenant, if a claim is paid under Sublandlord's policy, which is attributed to Subtenant's work.

v) All policies of insurance maintained by Subtenant's contractors shall be written by insurance companies licensed to do business in the State of New York and having a minimum Best Rating Guide of B++.